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                                                                     EXHIBIT 4.6

GUARANTEE dated as of February 7, 2003.

BY: BOWES PUBLISHERS LIMITED, a company continued under the laws of British Columbia, having its head office at 800 Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 3P3;

AND BY: SUN MEDIA (TORONTO) CORPORATION, a company continued under the laws of British Columbia, having its head office at 800 Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 3P3;

AND BY: SMC NOMINEECO INC., a company incorporated under the laws of Ontario, having its head office at 333 King St. East, Toronto, ON, M5A 3X5;

AND BY: 3661458 CANADA INC., a company incorporated under the federal laws of Canada, having its head office at 333 King St. East, Toronto, ON, M5A 3X5;

AND BY: TORONTO SUN INTERNATIONAL, INC., a corporation formed under the laws of the State of Delaware, having its head office at 717 First Street East, Brandenton, Florida, 3420;

AND BY: T.S. PRINTING, INC., a corporation formed under the laws of the State of Delaware, having its head office at 717 First Street East, Brandenton, Florida, 3420;

AND BY: FLORIDA SUN PUBLICATIONS, INC., a corporation formed under the laws of the State of Delaware, having its head office at 717 First Street East, Brandenton, Florida, 3420;

AND BY: 3351611 CANADA INC., a company incorporated under the federal laws of Canada, having its head office at 300 Avenue Viger East, Montreal, PQ, H2X 3W4;

                           (each a "GUARANTOR" and collectively the "GUARANTORS")

IN FAVOUR OF:              BANK OF AMERICA, N.A., a duly constituted bank,
                           having a place of business at 555 South Flower,


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                           17th floor, in the City of Los Angeles, California,
                           90071, and at 200 Front Street West, Suite 2700, Toronto, Ontario, M5V 3L2, acting as Administrative Agent for the Lenders as defined in the Credit Agreement hereinafter described (the "AGENT")

WHEREAS pursuant to a credit agreement dated as of February 7, 2003 among Sun Media Corporation, as borrower (the "BORROWER"), the financial institutions named on the signature pages thereto, as Lenders, and the Agent (as same may subsequently be amended, amended and restated, modified, supplemented or replaced from time to time, the "CREDIT AGREEMENT"), it is a condition precedent to the obligation of each Lender to make its initial Accommodation to the Borrower thereunder that the Guarantors shall have provided the Agent with a guarantee of all of the obligations of the Borrower under the Credit Documents (as such term is defined in the Credit Agreement);

WHEREAS each Guarantor will derive substantial benefit from the Accommodations made available to the Borrower under the Credit Agreement;

AND WHEREAS pursuant to subsection 10.04 of the Credit Agreement, the Agent has been granted the authority to hold any and all Security under the Credit Agreement for the rateable benefit of the Lenders;

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1. GUARANTEE

1.1 GUARANTEE

For valuable consideration, each of the Guarantors hereby irrevocably and unconditionally jointly and severally guarantees to the Agent on its own behalf and on behalf of each Lender forthwith after demand therefor made in accordance with the provisions of the Credit Agreement, due and punctual payment of all present and future debts and liabilities, and the performance of all obligations of every nature, absolute or contingent, direct, indirect or otherwise, in any currency, now or at any time and from time to time hereafter due or owing by the Borrower to the Agent and each Lender arising under or in connection with the Credit Documents (such obligations as amended, amended and restated, modified, supplemented or renewed, collectively, the "SECURED OBLIGATIONS"). Each of the Guarantors expressly renounces to the benefits of division and discussion. The obligation undertaken by each Guarantor pursuant to this Agreement is hereinafter referred to as the "GUARANTEE".

1.2 GUARANTEE ABSOLUTE

The liability of each of the Guarantors hereunder shall be absolute and unconditional and shall not be affected by:

(a) any lack of validity or enforceability of any of the Secured Obligations; any change in the time, manner or place of payment of the Secured Obligations; or the failure on the part of the


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         Borrower or any of the other Guarantors within the meaning of the
         Credit Agreement (the "OTHER GUARANTORS") to carry out any of the Secured Obligations;

(b) any impossibility, impracticability, frustration of purpose, illegality, FORCE MAJEURE or act of government;

(c) the bankruptcy, winding-up, liquidation, dissolution or insolvency of the Borrower or any of the Other Guarantors, the Agent or the Lenders or any of them or any party to any agreement to which the Agent, the Lenders, the Borrower or the Other Guarantors or any of them is a party;

(d) any lack or limitation of power, incapacity or disability on the part of any of the Borrower or the Other Guarantors or of the directors, partners or agents thereof or any other irregularity, defect or informality on the part of any of the Borrower or the Other Guarantors in its obligations to the Agent or the Lenders or any of them;

(e) any change or changes in the name, corporate existence or structure of any of the Borrower or Guarantors (whether by way of reconstruction, consolidation, amalgamation, merger, transfer, sale, lease or otherwise); or

(f) any other law, regulation or other circumstance which might otherwise constitute a defence available to, or a discharge of, any of the Borrower or the Other Guarantors in respect of any or all of the Secured Obligations.

1.3 RECOVERY AS PRINCIPAL DEBTOR

Any amount which may not be recoverable from a Guarantor by the Agent on the basis of a guarantee shall be recoverable by the Agent from such Guarantor as principal debtor in respect thereof and shall be paid to the Agent for the account of the Lenders forthwith after demand therefor.

1.4 LIMITATION ON AMOUNT GUARANTEED

Anything contained in this Guarantee to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of any Guarantor under this Guarantee, such obligations of such Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Bankruptcy Code, any applicable provisions of comparable law of any state of the United States of America, or any provisions of any law of Canada, any of its provinces or any other relevant jurisdiction, including any laws which may be applicable in any proceeding of the type referred to in Section 9.01(k) of the Credit Agreement (collectively, the "FRAUDULENT TRANSFER LAWS") in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (1) in respect of intercompany indebtedness to the Borrower or other Affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (2)


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under any guaranty of Debt the repayment of which is subordinated to the amounts owed to the Agent and the other Lenders, which guarantee contains a limitation as to maximum amount similar to that set forth in this Section 1.4, pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under Section 1.5).

1.5 CONTRIBUTION BY GUARANTORS

The Guarantors under this Guarantee together desire to allocate among themselves (collectively, the "CONTRIBUTING GUARANTORS"), in a fair and equitable manner, their obligations arising under this Guarantee. Accordingly, in the event any payment or distribution is made on any date by any Guarantor under this Guarantee (a "FUNDING GUARANTOR") that exceeds its Fair Share (as defined below) as of such date, that Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor's Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Contributing Guarantor's Aggregate Payments (as defined below) to equal its Fair Share as of such date. "FAIR SHARE" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the ratio of (1) the Adjusted Maximum Amount (as defined below) with respect to such Contributing Guarantor to
(2) the aggregate of the Adjusted Maximum Amounts with respect to all Contributing Guarantors MULTIPLIED BY (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guarantee in respect of the obligations guarantied. "FAIR SHARE SHORTFALL" means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. "ADJUSTED MAXIMUM AMOUNT" means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guarantee, determined as of such date, in the case of any Guarantor, in accordance with Section 1.4; PROVIDED that, solely for purposes of calculating the "ADJUSTED MAXIMUM AMOUNT" with respect to any Contributing Guarantor for purposes of this Section 1.5, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. "AGGREGATE PAYMENTS" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guarantee (including in respect of this Section 1.5) MINUS (ii) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 1.5. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 1.5 shall not be construed in any way to limit the joint and several nature of the liability of any Contributing Guarantor hereunder.


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2. DEALINGS WITH CREDIT PARTIES AND OTHERS

2.1  NO RELEASE

The liability of each of the Guarantors hereunder shall not be released, discharged, limited or in any way affected by anything done, suffered or permitted by the Agent or the Lenders or any of them in connection with any duties or liabilities of the Borrower or the Other Guarantors or any of them to the Agent or the Lenders or any of them, or any security therefor including any loss of or in respect of any security received by the Agent or the Lenders or any of them from the Borrower, the Other Guarantors or any other Person. Without limiting the generality of the foregoing and without releasing, discharging, limiting or otherwise affecting in whole or in part each Guarantor's liability hereunder, without obtaining the consent of or giving notice to the Guarantors, the Agent and the Lenders may:

(a) grant time, renewals, extensions, indulgences, releases and discharges to the Borrower or the Other Guarantors;

(b) take or abstain from taking or enforcing securities or collateral from the Borrower or the Other Guarantors or from perfecting securities or collateral of the Borrower or the Other Guarantors;

(c)      accept compromises from the Borrower or the Other Guarantors;

(d) subject to the applicable provisions of the Credit Agreement, apply all money at any time owing from the Borrower or the Other Guarantors or from any collateral security to such part of the Secured Obligations as the Agent may see fit or change any such application in whole or in part from time to time as the Agent may see fit; for greater certainty, the Agent or any of the Lenders may at any time and from time to time, to the fullest extent permitted by law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or any of the Lenders to or for the credit of a Guarantor against any and all of the liabilities of the Borrower, whether or not the Agent shall have made any demand under the Guarantee. The Agent or the Lenders, as the case may be, shall promptly notify such Guarantor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and the Lenders under this paragraph are in addition to other rights and remedies (including without limitation, other rights of set-off) that the Agent and the Lenders may have; and

(e) otherwise deal with the all other Persons and securities as the Agent and the Lenders may see fit, acting reasonably.

2.2      NO EXHAUSTION OF REMEDIES

The Agent and the Lenders shall not be bound or obligated to exhaust their recourse against the Borrower, the Other Guarantors, any other Person or any securities or collateral they may hold or


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take any other action before being entitled to demand payment from any of the
Guarantors hereunder.

2.3 ACCOUNTS BINDING UPON THE GUARANTORS

Any account settled or stated in writing by or between the Agent and the Borrower shall be accepted by the Guarantors as conclusive evidence, absent manifest mathematical error, that the balance or amount thereby appearing due by the Borrower to the Agent or the Lenders is so due.

2.4 NO SET-OFF

In any claim by the Agent and the Lenders against a Guarantor, the Guarantor may not assert any set-off or counterclaim that the Guarantor or any of the Other Guarantors may have against the Agent and the Lenders or any of them. In particular, any loss of or in respect of any securities received by the Agent and the Lenders or any of them from the Borrower or any other Person, and the failure to perfect any mortgage, prior claim or security interest of any nature whatsoever, whether occasioned through the fault or negligence of the Agent and the Lenders or any of them or otherwise, shall not discharge, limit or lessen the liability of the Guarantors under this agreement.

3. CONTINUING GUARANTEE

The Guarantee shall be a continuing guarantee of the Secured Obligations and shall apply to and secure all Secured Obligations and shall not be considered as wholly or partially satisfied by the payment or liquidation at any time of any sum of money for the time being due or remaining unpaid to the Agent and the Lenders or any of them. The Guarantee shall continue to be effective even if at any time any payment of any of the Secured Obligations is rendered unenforceable or is rescinded or must otherwise be returned by the Agent and the Lenders or any of them upon the occurrence of any action or event including the insolvency, bankruptcy or reorganization of the Borrower or any Other Guarantor or otherwise, all as though such payment had not been made. Any payments so rescinded or recovered from the Agent and the Lenders or any of them, whether as a preference, fraudulent transfer or otherwise, shall constitute Secured Obligations for all purposes hereunder.

4. RIGHT TO PAYMENTS

Should the Agent and the Lenders or any of them receive from a Guarantor one or more payments on account of its liability under the Guarantee, such Guarantor shall not be entitled to claim repayment against the Borrower or the Other Guarantors until the Agent's and the Lenders' claims against the Borrower have been paid in full. In the event of the liquidation, winding-up or bankruptcy of the Borrower or any other Guarantor (whether voluntary or compulsory); or a bulk sale of any of its assets within the meaning of any applicable legislation of any province of Canada, under the Uniform Commercial Code of any state of the United States of America or under any other applicable Laws; or should the Borrower or any other Guarantor make any proposal, composition or scheme of arrangement with its creditors; then, in any of such events the Agent and the Lenders shall have the right to rank for their full claim and receive all dividends or other payments in respect thereof until their claim has been paid in full, and the Guarantors shall remain liable up to the amount guaranteed for any balance which may be owing to the Agent and the Lenders by the


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Borrower; and in the event of the valuation by the Agent and the Lenders or any of them of any security held in respect of the debts of the Borrower, or of the retention by the Agent and the Lenders or any of them of such security, such valuation and/or retention shall not, as between the Agent and the Lenders and the Guarantors, be considered as a purchase of such security, or as payment or satisfaction or reduction of the liabilities of the Borrower to the Agent and the Lenders, or any part thereof.

5. TAXES

All payments to be made hereunder by the Guarantors shall be made free and clear of deduction for any present or future Taxes (as such term is defined in the Credit Agreement, and hereinafter "TAXES"). The Guarantors shall indemnify the Agent and the Lenders for any Taxes required to be withheld from any payment hereunder (and shall take the other actions) to the same extent and in the same manner as the Borrower is required to indemnify the Agent and the Lenders for any Taxes required to be withheld from payments under the Credit Agreement (and take certain other actions), in each case, as described in Section 12.07 of the Credit Agreement, the provisions of which are hereby incorporated herein by reference, modified as appropriate to be applicable to each Guarantor.

6. POSTPONEMENT OF CLAIMS AND SUBROGATION RIGHTS

To the fullest extent permitted by law, each of the Guarantors hereby irrevocably postpones any claim or other rights that it may now or hereafter acquire against the Borrower or the Other Guarantors, or any of them, that arise from the existence, payment, performance or enforcement of the Guarantors' obligations under this agreement including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy against the Borrower, the Other Guarantors, or any collateral securing any obligation of the Borrower or the Other Guarantors, or any of them, whether or not such claim, remedy or right arises under contract, including, without limitation, the right to take or receive from the Borrower or the Other Guarantors or any of them, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until such time as the Secured Obligations and all amounts payable under this agreement have been paid in full to the Agent and the Lenders in cash. If any amount shall be paid to a Guarantor in violation of the preceding sentence at any time prior to the full cash payment of the Secured Obligations and all other amounts payable under this agreement, such amount shall be held by such Guarantor in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent and the Lenders to be credited and applied to the Secured Obligations, whether matured or unmatured, and all other amounts payable under this agreement.

Upon the occurrence of Event of Default (as such term is defined in the Credit Agreement), all indebtedness, present and future, of the Borrower or the Other Guarantors to the Guarantors shall forthwith be assigned to the Agent and Lenders and postponed and subordinated to the Secured Obligations without any further act or formality, and all moneys received by the Guarantors in respect thereof shall be received in trust for the Agent and Lenders and forthwith upon receipt shall be paid over to the Agent, the whole without in any way limiting or lessening the liability of the


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Guarantors under this Guarantee. This postponement and subordination is independent of the other provisions of this agreement and shall survive the extinction of the other provisions of this Guarantee

7. GENERAL

7.1 REPRESENTATIONS AND WARRANTIES

Each of the Guarantors reiterates the representations and warranties made in the Credit Agreement to the Lenders on its behalf by the Borrower (which representations and warranties are hereby deemed to have been made by such Guarantor and to be and remain in effect at all times).

7.2 COVENANTS

Each of the Guarantors reiterates the covenants made in the Credit Agreement on its behalf by the Borrower (which are hereby deemed to have been made by such Guarantor).

7.3 PAYMENT OF SECURED OBLIGATIONS, FEES AND COSTS

Subject to any limitations contained in the Credit Agreement, each of the Guarantors agrees to pay, within two Business Days of demand therefor, any amounts payable hereunder, including without limitation all out-of-pocket expenses (including the reasonable fees and expenses of the Agent's counsel) in any way relating to the enforcement or protection of the rights of the Agent and the Lenders or any of them hereunder. The liability of each of the Guarantors shall bear interest from the date of such demand at the rate or rates of interest then applicable to the Secured Obligations under and calculated in the manner provided in the Credit Agreement (including any adjustment to give effect to the provisions of the Interest Act (Canada)).

7.4 CURRENCY

Each payment to be made under the Guarantee will be made in the currency in which the relevant Secured Obligation is payable (the "SPECIFIED CURRENCY"). To the fullest extent permitted by applicable law, any obligation of a Guarantor to make payments under the Guarantee in a Specified Currency will not be discharged or satisfied by any tender in any currency other than the Specified Currency.

To the fullest extent permitted by applicable law, if any judgment or order expressed in a currency other than the Specified Currency is rendered (i) for any payment of any amount owing in respect of the Guarantee, or (ii) in respect of a judgment or order of another court for the payment of any amount described in (i) above, the Agent, after recovery in full of the aggregate amount to which it is entitled pursuant to the judgment or order, shall be entitled to receive immediately from the Guarantors the amount of any shortfall of the Specified Currency received by the Agent as a consequence of sums paid in such other currency, and will refund promptly to the Guarantors any excess of the Specified Currency received by the Agent as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between (i) the rate of exchange at which the Specified Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and (ii) the rate of exchange at which the Agent is able,


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acting in a reasonable manner and in good faith, in converting the currency received into the Specified Currency, to purchase the Specified Currency with the amount of the currency of the judgment or order actually received by the Agent. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Specified Currency.

To the fullest extent permitted by applicable law, the indemnities in this
Section 7.4 constitute separate and independent obligations of the Guarantors from the other obligations in this agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the Agent, the Lenders or any of them and will not be affected by judgment being obtained or claim or proof being made for any other sums due in respect of this agreement.

For the purposes of this Section 7.4, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

7.5 DISCHARGE

The Guarantors will not be discharged from any of their obligations hereunder except by a release or discharge signed in writing by the Agent, duly authorized by the Lenders in accordance with the provisions of the Credit Agreement.

7.6 NOTICE

Any notice permitted or required to be given hereunder shall be given, in the case of the Agent, in accordance with the relevant provisions of the Credit Agreement and, in the case of each Guarantor, to its address indicated above and otherwise in accordance with the relevant provisions of the Credit Agreement.

7.7 ENTIRE AGREEMENT

Save as provided in Section 7.12, this agreement constitutes the entire agreement between each of the Guarantors, the Agent and the Lenders with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between such parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties except as expressly set forth herein. The Agent and the Lenders shall not be bound by any representations or promises made by the Borrower, the Other Guarantors or any of them to the Guarantors or any of them, and possession of this agreement by the Agent shall be conclusive evidence against each Guarantor that this agreement was not delivered in escrow or pursuant to any agreement that it should not be effective until any condition precedent or subsequent has been complied with. This agreement shall be operative and binding notwithstanding the non-execution thereof by any proposed signatory.

7.8 AMENDMENTS AND WAIVERS

No amendment to this agreement will be valid or binding unless set forth in writing and duly executed by each Guarantor and the Agent, duly authorized by the Lenders in accordance with the


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provisions of the Credit Agreement. No waiver of any breach of any provision of this agreement will be effective or binding unless made in writing and signed by the Agent, duly authorized by the Lenders in accordance with the provisions of the Credit Agreement and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

7.9 SEVERABILITY

Each provision of this agreement is separate and distinct from the others, such that any decision of a court or tribunal to the effect that any provision hereof is null or unenforceable shall in no way affect the validity of the other provisions hereof or the enforceability thereof. Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Laws, each of the Guarantors hereby waives any provision of any Laws which renders any provision hereof prohibited or unenforceable in any respect.

7.10 INTERPRETATION

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement. The words "this agreement", "hereof", "hereto", etc. mean the present instrument executed by one or more Guarantors.

7.11 ADDITIONAL RIGHTS AND SURVIVAL

This agreement is in addition and supplemental to all other guarantees and/or postponement agreements (whether or not in the same form as this instrument) held or which may hereafter be held by the Agent, the Lenders or any of them. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of the Guarantee and shall continue in full force and effect so long as any Secured Obligations are outstanding.

7.12 GOVERNING LAW AND ATTORNMENT CLAUSE

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties hereby attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario and to any courts from which an appeal of the decisions of such court may be taken.

7.13 BENEFIT OF AGREEMENT

This agreement shall extend to and enure to the benefit of the successors and assigns of the Agent and each of the Lenders and shall be binding upon each of the Guarantors and their respective successors. Each Guarantor irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of FORUM NON CONVENIENS, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this agreement. Each


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Guarantor waives personal service of any summons, complaint or other process, which may be made by any other means permitted by the laws of the Province of Ontario and the laws of Canada, as applicable.

7.14 AUTHORITY OF AGENT

Each of the Guarantors acknowledges and agrees that the Agent has full authority to act on behalf of the Lenders in all matters relating to this agreement, and that any Person dealing with the Agent or the Lenders or any of them in respect of any such matter need not inquire further as to the authority of the Agent to act on behalf of the Lenders.

7.15 EXECUTED COPY

Each of the Guarantors acknowledges receipt of a fully executed copy of this agreement.

                            [signature page follows]



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IN WITNESS WHEREOF the Guarantors have executed this agreement on the date and at the place first hereinabove mentioned.


BOWES PUBLISHERS LIMITED                                     SUN MEDIA (TORONTO) CORPORATION


Per: /s/ Claudine Tremblay                                   Per: /s/ Claudine Tremblay
     ----------------------------                                 ---------------------------




SMC NOMINEECO INC.                                           3661458 CANADA INC.


Per: /s/ Claudine Tremblay                                   Per: /s/ Claudine Tremblay
     ----------------------------                                 ---------------------------





TORONTO SUN INTERNATIONAL, INC.                              T.S. PRINTING, INC.


Per: /s/ Claudine Tremblay                                   Per: /s/ Claudine Tremblay
     ----------------------------                                 ---------------------------




FLORIDA SUN PUBLICATIONS, INC.                               3351611 CANADA INC.


Per: /s/ Claudine Tremblay                                   Per: /s/ Claudine Tremblay
     ----------------------------                                 ---------------------------





ACCEPTED AND AGREED as of this 7th day of February, 2003:

BANK OF AMERICA, N.A.,
in its aforementioned capacities


Per: /s/ [illegible]
     ----------------------------